Exhibit 10.15

October 25, 2004

Mr. Michael Wu

Dear Michael:

We are pleased to confirm your promotion to Vice President, Legal and General Counsel of Teleglobe America Inc. (the “Company”), reporting to Liam Strong, CEO as of October 11, 2004. The scope for your responsibilities will include serving, to the extent requested, as an officer or director of any subsidiary of TIHL, without any additional compensation therefore and shall include such responsibilities customarily attendant to the position of general counsel with similarly situated companies.

You hereby agree to devote substantially all of your business time and attention, your best efforts, and skills and ability to promote the interests of the Company and its affiliates; to carry out your duties in a competent and professional manner; and generally promote the interests of the Company and its affiliates. Notwithstanding the foregoing, you may engage in civic or charitable activities and manage your personal investments, provided that such activities (individually or collectively) do not materially interfere with the performance of your duties or responsibilities and provided that you shall not make personal investments that result in you owning more than 5% of the voting stock of an entity that competes with the Company or any of its affiliates.

Your principal office with respect to your duties for the Company will be located in Reston, Virginia, subject to necessary travel requirements.

The following is a list of your employment conditions:

Base Salary: US $225,000 per annum, subject to annual increase as per the Company’s practices.

Incentive Compensation: 50% of base salary at target performance level with a maximum earnable bonus of 100% of base salary, subject to achievement of stretch targets as defined by the Company or the applicable affiliate of the Company.

Long-Term Incentive: You will be eligible to participate in Teleglobe’s Long-Term Incentive plan at a level comparable to that of your peer group and which will also take into consideration your personal performance.

Annual leave: Four (4) weeks of vacation per year which cannot be accrued for more than one year.

Termination: If you are terminated by the Company without “cause” (as defined below), you will be paid twelve (12) months base salary. This payment is in lieu of any other severance payments you may be entitled to under any other plan or legislation or law or policy. The treatment of your options will be as defined under the terms of the Equity Incentive Plans.

Should the Company terminate your employment for “cause” (as defined herein), then you will not be eligible for any severance payment as set forth above. For the purposes of this Agreement, “cause” means (i) commission by you of a felony, (ii) acts of dishonesty by you resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its affiliates or subsidiaries, (iii) your material breach of this Agreement, (iv) your contravention of specific written lawful directions from the Board of Directors of the Company or the CEO, (v) conduct by you in connection with your duties hereunder that is fraudulent, unlawful, or demonstrates gross negligence or (vi) misconduct by you which seriously discredits or damages the Company or any of its affiliates or subsidiaries. Upon a termination for cause, the treatment of your options will be as defined under the terms of the Equity Incentive Plans.

In addition, upon a termination without cause, you will receive accrued and unpaid salary and accrued vacation and unpaid reasonable business expenses incurred by you, in accordance with the policies and procedures of the Company (the “Company Obligations”). Upon a termination for any reason other than without cause, other than the applicable treatment of your options, you shall receive only the Company Obligations.

Confidential Information and Business Ethics: You must agree to comply with the policies governing business ethics and the protection of confidential information by signing and returning the appropriate declaration form.

Noncompete: Should your employment be terminated by the Company, you will be bound by noncompete provisions contained in the attached agreement for a period of twelve (12) months after the date on which you receive your last pay.

It is understood that the employment conditions described above may be subject to change in accordance with the Company’s Human Resources Policies.

Please indicate your acceptance of these employment conditions by signing this document and returning the original copy with the Confidentiality and Noncompete agreement to Nicole Lemay, Vice President, Human Resources.

Michael, we would like to take this opportunity to wish you every success in your career with us.

Sincerely,

/s/ LIAM STRONG
Liam Strong CEO

c.c.: Nicole Lemay

I accept the employment conditions described in this letter.

Signature:	/s/ MICHAEL WU	Date:	October 25, 2004